CONSENT OF INDEPENDENT PUBLIC ACCOUNTS

INDEPENDENT AUDITOR'S CONSENT

Riviera Holdings Corporation
Las Vegas, Nevada


We consent to the use in this Registration Statement on Form S-4 relating to the Offer to Exchange $175 million of 10% First Mortgage Notes due 2004 for all outstanding $175 million of 10% First Mortgage Notes due 2004 of Riviera Holdings Corporation (the "Company") of our report dated February 28, 1997 appearing in the Prospectus which is a part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP


Las Vegas, Nevada
September 10, 1997



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